Exhibit 99.1



FIRST                                        22 West State Street
KEYSTONE                                     Media, PA 19063
FINANCIAL, INC.                              610-565-6210


FOR IMMEDIATE RELEASE


               FIRST KEYSTONE FINANCIAL ANNOUNCES

THIRD QUARTER RESULTS

     Media, PA July 27, 2006 - (Nasdaq:FKFS) First Keystone Financial, Inc., the holding company for First Keystone Bank (the "Bank"), reported today net income for the quarter ended June 30, 2006 of $267,000, or $0.14 per diluted share, compared to a net loss of $(613,000), or $(0.32) per diluted share, for the same period last year. Net income for the nine months ended June 30, 2006 increased to $730,000, or $0.38 per diluted share, as compared to $548,000, or $0.30 per diluted share, for the same period in 2005. Net income increased $248,000 from $19,000, or $0.01 per diluted share, for the three months ended March 31, 2006.

     "We experienced strong loan growth in the third quarter as total loans grew by $17.3 million, or 5.4%, with construction, commercial real estate and commercial business loans growing by $11.1 million. Our recent effort to integrate our business development officers, branch managers and commercial lenders has begun to produce results and is expected to continue to drive loan demand and growth over the next year. As a result of our increased lending activities and our balance sheet management, our net interest margin remained relatively stable for the quarter and increased by 23 basis points from the comparable period in 2005. Unfortunately, costs incurred in connection with a property taken into real estate owned in March 2006 and regulatory compliance costs adversely affected our quarterly results. However, we are optimistic that our operating performance will improve over the next several quarters," said Thomas M. Kelly, President and Chief Executive Officer.

     Net interest income for the three months ended June 30, 2006 increased by $17,000, or 0.6%, to $2.8 million as compared to the same period in 2005. The increase in net interest income was primarily the result of a $276,000, or 4.1%, increase in interest income for the quarter ended June 30, 2006 reflecting primarily the effects of a 75 basis point increase in the weighted average yield earned on interest-earning assets to 5.87% on a tax-equivalent basis. Such increase in the yield was partially offset by the decline in the average balance of interest-earning assets of $50.4 million, or 9.4%, due in large part to the disposition of certain assets as part of the Company's deleveraging strategy implemented in the fourth quarter of fiscal 2005. Interest expense increased $259,000, or 6.5%, for the quarter ended June 30, 2006 as compared to the third quarter of fiscal 2005 primarily due to a 47 basis point increase in the weighted average rate paid on interest-bearing liabilities to 3.45%, offset in part, by a $43.0 million decrease in the average balance of interest-bearing liabilities reflecting the effects of the deleveraging strategy. The Company's net interest margin, on a tax-equivalent basis, increased by 23 basis points in the third quarter of fiscal 2006 to 2.40% as compared to 2.17% for the third quarter of fiscal 2005.

     On a linked quarter basis, net interest income slightly increased by $14,000, or 0.5% from the quarter ended March 31, 2006. However, the net interest margin, on a tax equivalent basis, decreased 4 basis points from 2.44% in the prior quarter. During the third quarter of fiscal 2006, as compared to the second quarter, the Company experienced a 21 basis point increase in the rates paid on average interest-bearing liabilities which was substantially offset by a 19 basis point improvement in the yield earned on average interest-earning assets. The compression in the net interest margin was primarily the result of higher cost of funds due to the continued increase in interest rates on the short-term end of the yield curve shifting consumers toward higher yielding deposit products.

     Non-interest expense increased $235,000 to $3.2 million for the quarter ended June 30, 2006 as compared to the same period last year. The increase for the quarter ended June 30, 2006 was primarily due to increases of $147,000, $56,000, $40,000, and $32,000 in professional fees, salaries and employee benefits, real estate owned operations and advertising, respectively, partially offset by decreases of $60,000 and $11,000 in other non-interest expense and deposit processing costs, respectively. Professional fees were substantially higher in the 2006 period due to expenses incurred pursuant to the terms of the supervisory agreements entered into with the Office of Thrift Supervision as well as legal expenses incurred in connection with a commercial real estate property which became real estate owned in March
2006. The increase in real estate operations also was a result of costs incurred in connection with the same real estate property. Salaries and employee benefits costs increased due to additional personnel and related medical benefits. Other non-interest expense decreased due to the completion of a bank-wide customer service training program in October 2005 as well as decreases in general administrative expenses. On a linked quarter basis, non-interest expense decreased $45,000, or 1.4%.

     Total non-performing assets were $3.2 million at June 30, 2006 as compared to $3.5 million at March 31, 2006 and $5.8 million at September 30, 2005. The decrease during the quarter was primarily due to a decrease of $282,000 in single-family residential loans. The Company's ratio of non-performing assets to total assets was 0.60% at June 30, 2006, 0.68% at March 31, 2006 and 1.12% at September 30, 2005.

     The Company's total assets increased to $528.9 million at June 30, 2006 from $518.1 million at September 30, 2005. A continued emphasis on quality loan originations has led to net growth in the loan portfolio of $22.2 million, or 7.4%, to $324.2 million at June 30, 2006 from September 30, 2005. The majority of the loan growth has occurred in the commercial real estate, commercial business and home equity loan portfolios. The investment and mortgage-related portfolios were reduced as part of the Company's strategy to meet the funding needs of new higher yielding commercial loans and to assist the Bank in controlling its asset growth as required by the terms of the supervisory agreement. Deposits increased $6.5 million, or 2.1%, from $349.7 million at September 30, 2005 to $356.2 million at June 30, 2006 as a result of a $5.5 million, or 3.2%, increase in certificates of deposit. Total borrowings increased $3.3 million, or 2.9%, to $116.6 million at June 30, 2006 from $113.3 million at September 30, 2005 in order to fund its asset growth. Stockholders' equity declined $937,000, or 3.3%, due to a $1.6 million decline in comprehensive income combined with dividend payments in the first quarter of fiscal 2006 totaling $208,000, offset partially by net income of $730,000 for the nine months ended June 30, 2006.

     For the three months ended June 30, 2006, the provision for loan losses decreased $1.6 million to $81,000 as compared to the same period in 2005. The $1.6 million provision for loan losses in the 2005 period reflected the establishment of a reserve for the large commercial real estate loan referenced earlier as well as increases deemed necessary due to various factors including increases in the level of non-performing loans and the changing nature of the commercial and multi-family real estate and commercial business loan portfolios. The Company focuses on its loan portfolio management and credit review process to address the risk profile of the portfolio and manage troubled credits. This analysis includes evaluations of concentrations of credit, past loss experience, current economic conditions, the amount and composition of the loan portfolio, the estimated fair value of underlying collateral, loan commitments outstanding, delinquencies and other factors. The provision for loan losses of $81,000 for the current quarter was based on $45,000 of net charge-offs incurred during the third quarter of fiscal 2006 and increasing the allowance for loan losses to the level deemed appropriate by management based on the Company's overall portfolio review. The Company's coverage ratio, which is the ratio of the allowance for loan losses to non-performing loans, was 637.18% and 68.8% at June 30, 2006 and September 30, 2005, respectively, while the ratio of the allowance to gross loans receivable was 0.90% and 1.14% at the same dates.

     At March 31, 2006 and June 30, 2006, the Bank exceeded the asset growth limitation contained in the supervisory agreement with the Office of Thrift Supervision. The OTS has advised the Bank that it will not take any regulatory action against the Bank provided it is in compliance as of September 30, 2006.

     First Keystone Bank, the Company's wholly-owned subsidiary, serves its customers from eight full-service offices in Delaware and Chester Counties.

     Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions, the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations and the effects of the supervisory agreements entered into by the Company and the Bank with the Office of Thrift Supervision. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP") as discussed below. Management of the Company uses these non-GAAP measures in its analysis of the Company's performance.

                            FIRST KEYSTONE FINANCIAL, INC.
                               SELECTED OPERATIONS DATA
                        (In thousands except per share data)
                                     (Unaudited)

                                                     Three Months Ended        Nine Months Ended
                                                          June 30,                  June 30,
                                                  ------------------------------------------------
                                                     2006         2005         2006         2005
                                                  ------------------------------------------------
Net interest income                                  $2,842       $2,825       $8,450       $8,606
Provision for loan losses                                81        1,645          651        1,735
Non-interest income                                     668          683        2,242        2,683
Non-interest expense                                  3,181        2,946        9,400        9,196
                                                  ------------------------------------------------
Income (loss) before taxes                              248       (1,083)         641          358
Income tax benefit                                      (19)        (470)         (89)        (190)
                                                  ------------------------------------------------
Net income (loss)                                  $    267      $  (613)     $   730      $   548
                                                  ================================================
Basic earnings (loss) per share                    $   0.14      $ (0.33)     $  0.39      $  0.30
Diluted earnings (loss) per share                      0.14        (0.32)        0.38         0.30
Dividends per share                                      --         0.11         0.11         0.33
Number of shares outstanding at end of period     2,024,074    2,022,378    2,024,074    2,022,378
Weighted average basic shares outstanding         1,892,876    1,874,143    1,890,601    1,827,849
Weighted average diluted shares outstanding       1,915,564    1,912,779    1,913,431    1,846,321

--------------------------------------------------------------------------------------------------


                            FIRST KEYSTONE FINANCIAL, INC.
                               SELECTED FINANCIAL DATA
                        (In thousands, except per share data)
                                     (Unaudited)

                                                               June 30,  September 30,
                                                                  2006       2005
                                                               --------  -------------
Total assets                                                   $528,922    $518,124
Loans receivable, net                                           324,214     301,979
Investment and mortgage-related securities available for sale   105,205     104,546
Investment and mortgage-related securities held to maturity      43,535      50,921
Cash and cash equivalents                                        15,750      16,155
Deposits                                                        356,178     349,694
Borrowings                                                      116,554     113,303
Junior subordinated debt                                         21,493      21,520
Loan loss allowance                                               2,931       3,475
Total stockholders' equity                                       27,257      28,193
Book value per share                                             $13.47      $13.93


                            FIRST KEYSTONE FINANCIAL, INC.
                                 OTHER SELECTED DATA
                                      (Unaudited)

                                                                 At or for the       At or for the
                                                              Three Months Ended   Nine Months Ended
                                                                    June 30,            June 30,
                                                              --------------------------------------
                                                                2006       2005      2006      2005
                                                              --------------------------------------
Return on average assets (1)                                    0.20%    (0.43)%     0.19%     0.13%
Return on average equity (1)                                    3.91%    (8.26)%     3.50%     2.45%
Interest rate spread (1) (2)                                    2.42%     2.14%      2.43%     2.19%
Net interest margin (1) (2)                                     2.40%     2.17%      2.43%     2.21%
Interest-earning assets/interest-bearing liabilities(2)        99.47%   100.90%     99.75%   100.62%
Operating expenses to average assets (1)                        2.43%     2.07%      2.43%     2.16%
Ratio of non-performing assets to total assets at
    end of period                                               0.60%     1.00%      0.60%     1.00%
Ratio of allowance for loan losses to gross loans receivable
    at end of period                                            0.90%     1.13%      0.90%     1.13%
Ratio of loan loss allowance to non-performing loans
    at end of period                                          637.18%    72.38%    637.18%    72.38%


(1)   Annualized.

(2) Adjusted for the effects of tax-free investments. This is a non-GAAP presentation. Management believes that presentation of its interest rate spread and net interest margin on a tax-equivalent basis provides useful information that is essential to a proper understanding of the operating results of the Company's business. These disclosures should neither be viewed as a substitute for operating results determined in accordance with GAAP nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. In order to provide accurate comparisons of yields and margins for all earning assets, the interest income earned on tax-exempt assets has been increased to make them fully equivalent to other taxable investments. Without the adjustment for taxes, the interest rate spread was 2.35% and 2.08% for the quarter ended June 30, 2006 and 2005, respectively, while the net interest margin was 2.33% and 2.10% for the quarter ended June 30, 2006 and 2005, respectively. Without the adjustment for taxes, the interest rate spread was 2.36% and 2.12% for the nine months ended June 30, 2006 and 2005, respectively, while the net interest margin was 2.35% and 2.14% for the nine months ended June 30, 2006 and 2005, respectively. In addition, with respect to March 31, 2006, without the adjustment for taxes, the interest rate margin was 2.36%.



CONTACT:  Thomas M. Kelly, President
          Rose M. DiMarco, Chief Financial Officer
          (610) 565-6210